Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS SECOND QUARTER NET INCOME OF $1.0 BILLION

AND $1.88 DILUTED EPS

Strong fee income growth and well-managed expenses

PITTSBURGH, July 15, 2015 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $1.0 billion, or $1.88 per diluted common share, for the second quarter of 2015 compared with net income of $1.0 billion, or $1.75 per diluted common share, for the first quarter of 2015 and net income of $1.1 billion, or $1.85 per diluted common share, for the second quarter of 2014.

“PNC had a successful second quarter,” said William S. Demchak, chairman, president and chief executive officer. “We grew fee income on higher client activity, made positive progress on our strategic priorities and managed our expenses well despite low interest rates that continue to pressure net interest income industrywide.”

Income Statement Highlights

•	Second quarter earnings reflected revenue growth, well-controlled expenses, improved credit quality and higher loans, securities and deposits.

•	Net interest income of $2.1 billion for the second quarter decreased $20 million, or 1 percent, compared with the first quarter due to lower purchase accounting accretion, while core net interest income was relatively stable.

•	Noninterest income of $1.8 billion for the second quarter increased $155 million, or 9 percent, compared with the first quarter primarily driven by strong fee income growth from higher client activity and seasonality, as well as higher gains on asset sales.

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 2

•	Noninterest expense of $2.4 billion for the second quarter increased slightly by 1 percent over the first quarter primarily reflecting higher variable compensation costs associated with higher business activity, as PNC continued to focus on disciplined expense management.

–	Second quarter 2015 included a reduction in noninterest expense associated with a change in application of historic tax credits and a related increase in the effective tax rate.

•	Provision for credit losses declined to $46 million for the second quarter from $54 million in the first quarter as overall credit quality improved.

Balance Sheet Highlights

•	Loans grew $.4 billion to $205.1 billion at June 30, 2015 compared with March 31, 2015.

–	Total commercial lending increased $1.0 billion primarily in PNC’s real estate, business credit and corporate banking businesses.

–	Total consumer lending declined $.6 billion, including runoff in the non-strategic portfolio.

•	Overall credit quality improved in the second quarter compared with the first quarter.

–	Nonperforming assets of $2.6 billion at June 30, 2015 declined $.2 billion, or 6 percent, compared with March 31, 2015.

–	Net charge-offs decreased to $67 million for the second quarter from $103 million in the first quarter.

•	Investment securities increased by $.6 billion, or 1 percent, in the second quarter to $61.4 billion at June 30, 2015, largely funded by deposit growth.

•	Deposits grew $3.2 billion, or 1 percent, compared with the first quarter due to higher money market and demand deposits.

•	PNC’s well-positioned balance sheet remained core funded with a loans to deposits ratio of 86 percent at June 30, 2015.

•	PNC maintained a strong liquidity position.

–	The estimated Liquidity Coverage Ratio at June 30, 2015 exceeded 100 percent for both PNC and PNC Bank, N.A., above the minimum phased-in requirement of 80 percent in 2015, calculated as of month end.

•	PNC returned capital to shareholders through repurchases of 5.9 million common shares for $.6 billion during the second quarter of 2015.

–	Purchases were made under share repurchase programs of up to $2.875 billion for the five quarter period beginning in the second quarter of 2015.

•	PNC maintained a strong capital position.

–	Transitional Basel III common equity Tier 1 capital ratio was an estimated 10.6 percent at June 30, 2015 and 10.5 percent at March 31, 2015, calculated using the regulatory capital methodology applicable to PNC during 2015.

–	Pro forma fully phased-in Basel III common equity Tier 1 capital ratio was an estimated 10.0 percent at June 30, 2015 and March 31, 2015 based on the standardized approach rules.

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 3

Earnings Summary

In millions, except per share data	2Q15	1Q15	2Q14

Net income	$1,044	$1,004	$1,052
Net income attributable to diluted common shares	$987	$926	$995
Diluted earnings per common share	$1.88	$1.75	$1.85
Average diluted common shares outstanding	525	529	539
Return on average assets	1.19%	1.17%	1.31%
Return on average common equity	9.75%	9.32%	10.12%
Book value per common share Period end	$79.64	$78.99	$75.62
Tangible book value per common share (non-GAAP) Period end	$61.75	$61.21	$58.22
Cash dividends declared per common share	$.51	$.48	$.48

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts, including reconciliations of tangible book value to book value per common share and business segment income to net income. Reference to core net interest income is to total net interest income less purchase accounting accretion, which consists of scheduled accretion and excess cash recoveries, as detailed in the Consolidated Financial Highlights. Information in this news release including the financial tables is unaudited. See the notes and other information in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW
Revenue				Change	Change
				2Q15 vs	2Q15 vs
In millions	2Q15	1Q15	2Q14	1Q15	2Q14

Net interest income	$2,052	$2,072	$2,129	(1)%	(4)%
Noninterest income	1,814	1,659	1,681	9%	8%

Total revenue	$3,866	$3,731	$3,810	4%	1%

Total revenue for the second quarter of 2015 increased $135 million compared with the first quarter primarily reflecting strong fee income growth and higher gains on asset sales. Total revenue increased $56 million compared with second quarter 2014 due to higher noninterest income driven by client activity partially offset by lower net interest income.

Net interest income for the second quarter of 2015 decreased $20 million compared with the first quarter and $77 million compared with the second quarter of 2014. The decline from first quarter was primarily due to lower purchase accounting accretion. In the comparison with second quarter 2014, both core net interest income and purchase accounting accretion declined. The decrease in core net interest income reflected lower loan and securities yields partially offset by loan growth and higher securities balances.

The net interest margin was 2.73 percent for the second quarter of 2015 compared with 2.82 percent for the first quarter of 2015 and 3.12 percent for the second quarter of 2014. The decrease in the margin compared with the first quarter was mainly due to lower benefit from purchase accounting accretion and the impact of increasing the company’s liquidity position. In the second quarter 2014

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 4

comparison, the margin declined primarily as a result of the impact of increasing the company’s liquidity position, lower loan yields and lower benefit from purchase accounting accretion.

Noninterest Income				Change	Change
				2Q15 vs	2Q15 vs
In millions	2Q15	1Q15	2Q14	1Q15	2Q14

Asset management	$416	$376	$362	11%	15%
Consumer services	334	311	323	7%	3%
Corporate services	369	344	343	7%	8%
Residential mortgage	164	164	182	–	(10)%
Service charges on deposits	156	153	156	2%	–
Other, including net securities gains	375	311	315	21%	19%

	$1,814	$1,659	$1,681	9%	8%

Noninterest income for the second quarter of 2015 increased $155 million compared with the first quarter due to strong fee income growth and higher gains on asset sales. Asset management revenue increased $40 million primarily as a result of a $30 million trust settlement as well as stronger equity markets and new sales production. Consumer service fees grew $23 million driven by seasonally higher volumes of customer-initiated transactions. Corporate service fees increased $25 million principally due to higher treasury management and capital markets advisory fees. Other noninterest income for the second quarter of 2015 increased $64 million primarily from gains of $79 million on the sale of Visa Class B common shares and higher revenue associated with loan sales partially offset by lower net securities gains.

Noninterest income for the second quarter of 2015 increased $133 million compared with the second quarter of 2014. Strong fee income growth from higher customer activity was reflected in higher corporate service fees, asset management revenue and consumer service fees. Asset management revenue also increased from a second quarter 2015 trust settlement. Residential mortgage banking noninterest income decreased primarily due to lower loan sales revenue partially offset by higher net hedging gains on mortgage servicing rights. Other noninterest income increased mainly as a result of higher gains on sales of Visa Class B common shares, which were $54 million in second quarter 2014, and higher net securities gains.

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW
Noninterest Expense				Change	Change
				2Q15 vs	2Q15 vs
In millions	2Q15	1Q15	2Q14	1Q15	2Q14

Personnel	$1,200	$1,157	$1,172	4%	2%
Occupancy	209	216	199	(3)%	5%
Equipment	231	222	204	4%	13%
Marketing	67	62	68	8%	(1)%
Other	659	692	685	(5)%	(4)%

	$2,366	$2,349	$2,328	1%	2%

Noninterest expense for the second quarter of 2015 increased $17 million compared with the first quarter as PNC continued to focus on disciplined expense management. Increases were primarily driven by variable compensation costs associated with higher business activity, as well as higher technology expense and related costs for third party services. Partially offsetting these increases were lower asset impairment charges of $54 million related to historic tax credits recorded as reductions to the associated investment asset balances. In prior periods, these credits were recorded as a reduction of income tax expense. This change in application of historic tax credits was not material to PNC’s financial results.

Noninterest expense for the second quarter of 2015 increased $38 million compared with the second quarter of 2014 driven by investments in technology and business infrastructure as well as higher compensation costs associated with higher business activity. These increases were partially offset by reduced asset impairment charges.

The effective tax rate was 28.2 percent for the second quarter of 2015, 24.4 percent for the first quarter of 2015 and 25.4 percent for the second quarter of 2014. The higher effective tax rate for second quarter 2015 was primarily related to historic tax credits recorded as reductions to the associated investment asset balances, while in prior periods these credits were recorded as a reduction of income tax expense.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $353.9 billion at June 30, 2015 compared with $351.0 billion at March 31, 2015 and $327.1 billion at June 30, 2014. The increase from first quarter end was due to higher deposit balances maintained with the Federal Reserve Bank, higher investment securities balances and loan growth partially offset by a decline in other assets from lower trade date securities sales. Asset growth compared with June 30, 2014 was attributable to higher deposit balances maintained with the Federal Reserve Bank, higher investment securities and loan growth.

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 6

Loans				Change	Change
				6/30/15 vs	6/30/15 vs
In billions	6/30/2015	3/31/2015	6/30/2014	3/31/15	6/30/14

Commercial lending	$130.7	$129.7	$124.1	1%	5%
Consumer lending	74.4	75.0	76.9	(1)%	(3)%

Total loans	$205.1	$204.7	$201.0	–	2%

For the quarter ended:
Average loans	$205.4	$205.2	$199.2	–	3%

Total loans grew $.4 billion as of June 30, 2015 compared with March 31, 2015. Commercial lending balances increased $1.0 billion during the second quarter primarily in PNC’s real estate, business credit and corporate banking businesses. Consumer lending declined $.6 billion reflecting lower home equity and education loans. Runoff in the non-strategic portfolio of residential mortgage and brokered home equity loans contributed to the decrease in consumer lending. Average loans grew $.2 billion in the second quarter of 2015 compared with the first quarter as average commercial real estate and commercial loans increased $1.4 billion and average consumer loans decreased $1.2 billion driven by lower home equity, automobile and education loans. Second quarter 2015 period end and average loans increased $4.1 billion and $6.2 billion, respectively, compared with second quarter 2014 due to commercial and commercial real estate loan growth partially offset by lower consumer loans.

Investment Securities				Change	Change
				6/30/15 vs	6/30/15 vs
In billions	6/30/2015	3/31/2015	6/30/2014	3/31/15	6/30/14

At quarter end	$61.4	$60.8	$56.6	1%	8%
Average for the quarter ended	$59.4	$57.1	$56.3	4%	6%

Investment securities balances at June 30, 2015 increased $.6 billion compared with March 31, 2015, substantially funded by deposit growth. Average balances increased $2.3 billion for the second quarter compared with the first quarter. Portfolio purchases were primarily agency residential mortgage-backed securities. Second quarter 2015 period end and average investment securities increased $4.8 billion and $3.1 billion, respectively, compared with second quarter 2014. The available for sale investment securities balance included a net unrealized pretax gain of $.8 billion at June 30, 2015 compared with $1.1 billion at March 31, 2015 and June 30, 2014, representing the difference between fair value and amortized cost. The decline in the unrealized pretax gain in both comparisons was primarily related to higher market interest rates.

Interest-earning deposits with banks of $34.0 billion at June 30, 2015 increased $2.8 billion compared with March 31, 2015 and $17.1 billion compared with June 30, 2014 reflecting higher balances maintained on deposit with the Federal Reserve Bank in part due to regulatory short-term liquidity standards phased in starting January 1, 2015 and to deposit growth.

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 7

Deposits				Change	Change
				6/30/15 vs	6/30/15 vs
In billions	6/30/2015	3/31/2015	6/30/2014	3/31/15	6/30/14

Transaction deposits	$205.3	$202.3	$188.5	1%	9%
Other deposits	34.4	34.2	34.1	1%	1%

Total deposits	$239.7	$236.5	$222.6	1%	8%

For the quarter ended:
Average deposits	$237.8	$233.1	$220.0	2%	8%

Total deposits at June 30, 2015 grew $3.2 billion compared with March 31, 2015 and average deposits increased $4.7 billion in the second quarter of 2015 compared with the first quarter. Growth was largely driven by money market and demand deposits. Second quarter 2015 period end and average deposits increased $17.1 billion and $17.8 billion, respectively, compared with second quarter 2014 from overall strong growth in demand and money market deposits.

Borrowed Funds				Change	Change
				6/30/15 vs	6/30/15 vs
In billions	6/30/2015	3/31/2015	6/30/2014	3/31/15	6/30/14

At quarter end	$58.3	$56.8	$49.1	3%	19%
Average for the quarter ended	$57.2	$56.4	$47.1	1%	21%

Borrowed funds at June 30, 2015 increased $1.5 billion compared with March 31, 2015 and average borrowed funds increased $.8 billion in second quarter 2015 compared with the first quarter. PNC issued senior bank notes in the second quarter, bank borrowings increased, and commercial paper declined, in part reflecting actions to enhance PNC’s funding structure in light of regulatory liquidity standards and a rating agency methodology change. Second quarter 2015 period end and average borrowed funds increased $9.2 billion and $10.1 billion, respectively, compared with second quarter 2014 due to higher bank borrowings and senior and subordinated debt partially offset by lower commercial paper.

Capital
	6/30/2015 *	3/31/2015	6/30/2014

Common shareholders’ equity In billions	$41.1	$41.1	$40.3
Transitional Basel III common equity Tier 1 capital ratio	10.6%	10.5%	11.0%
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio	10.0%	10.0%	10.0%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity was stable with first quarter end as an increase in retained earnings was offset by share repurchases. The transitional Basel III common equity Tier 1 capital ratios were calculated using the regulatory capital methodologies, including related phase-ins, applicable to PNC during 2015 and 2014. The Basel III standardized

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 8

approach took effect on January 1, 2015. For 2014 PNC followed the methodology that became effective on January 1, 2014 for advanced approaches banks. The pro forma ratios were calculated based on the standardized approach. See Capital Ratios in the Consolidated Financial Highlights.

PNC repurchased 5.9 million common shares for $.6 billion during the second quarter of 2015 under share repurchase programs of up to $2.875 billion for the five quarter period beginning in the second quarter of 2015. These programs include repurchases of up to $375 million related to stock issuances under employee benefit-related programs.

On July 2, 2015, the PNC board of directors declared a quarterly common stock cash dividend of 51 cents per share payable on August 5, 2015. During the second quarter, the quarterly cash dividend on common stock was increased by 3 cents per share, or 6 percent, to 51 cents per share effective with the May 5, 2015 dividend payment.

On May 4, 2015, PNC redeemed $500 million of fixed-to-floating rate non-cumulative perpetual preferred stock, Series K, as well as all depositary shares representing interests therein.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			6/30/15 vs	6/30/15 vs

In millions	6/30/2015	3/31/2015	6/30/2014	3/31/15	6/30/14

Nonperforming loans	$2,252	$2,405	$2,801	(6)%	(20)%
Nonperforming assets	$2,578	$2,754	$3,168	(6)%	(19)%
Accruing loans past due 90 days or more	$914	$988	$1,252	(7)%	(27)%
Net charge-offs	$67	$103	$145	(35)%	(54)%
Provision for credit losses	$46	$54	$72	(15)%	(36)%
Allowance for loan and lease losses	$3,272	$3,306	$3,453	(1)%	(5)%

Overall credit quality for the second quarter of 2015 improved compared with the first quarter. Nonperforming assets at June 30, 2015 declined $176 million compared with March 31, 2015 primarily driven by decreases in commercial real estate nonperforming loans of $51 million, home equity nonperforming loans of $44 million and residential mortgage nonperforming loans of $30 million. Nonperforming assets declined $590 million from second quarter 2014 due to improvements in the commercial real estate, residential mortgage and commercial nonperforming loan portfolios. Nonperforming assets to total assets were .73 percent at June 30, 2015, down from .78 percent at March 31, 2015 and .97 percent at June 30, 2014.

Overall delinquencies decreased $109 million, or 6 percent, as of June 30, 2015 compared with March 31, 2015. Accruing loans past due 90 days or more declined $74 million primarily from lower past due government insured loans, including residential real estate and consumer loans. Accruing loans past due 60 to 89 days decreased $8 million, or 3 percent, and the 30 to 59 day category decreased $27 million, or 5 percent.

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 9

Net charge-offs for the second quarter of 2015 declined $36 million compared with the first quarter primarily due to net recoveries on commercial and commercial real estate loans. In the comparison with second quarter 2014, net charge-offs decreased $78 million principally in the commercial loan portfolio. Net charge-offs for the second quarter of 2015 were .13 percent of average loans on an annualized basis compared with .20 percent for the first quarter and .29 percent for the second quarter of 2014.

Provision for credit losses for second quarter 2015 declined $8 million compared with the first quarter and $26 million from second quarter 2014 reflecting overall credit quality improvement.

The allowance for loan and lease losses at June 30, 2015 decreased $34 million compared with March 31, 2015 and $181 million compared with June 30, 2014. The allowance to total loans was 1.59 percent at June 30, 2015, 1.61 percent at March 31, 2015 and 1.72 percent at June 30, 2014. The allowance to nonperforming loans was 145 percent at June 30, 2015 compared with 137 percent at March 31, 2015 and 123 percent at June 30, 2014.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	2Q15	1Q15	2Q14

Retail Banking	$241	$202	$225
Corporate & Institutional Banking	508	482	470
Asset Management Group	62	37	53
Residential Mortgage Banking	19	28	36
Non-Strategic Assets Portfolio	56	81	99
Other, including BlackRock	158	174	169

Net income	$1,044	$1,004	$1,052

See accompanying notes in Consolidated Financial Highlights

Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors. Enhancements were made to PNC’s funds transfer pricing methodology in the first quarter of 2015 primarily for costs related to new regulatory short-term liquidity standards. The enhancements incorporate an additional charge assigned to assets, including for unfunded loan commitments. Conversely, a higher transfer pricing credit has been assigned to those deposits that are accorded higher value under the regulatory liquidity rules. These adjustments apply to business segment results prospectively beginning with the first quarter of 2015, primarily impacting two business segments with a benefit to Retail Banking earnings and a decrease in Corporate & Institutional Banking earnings.

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 10

Retail Banking				Change	Change
In millions	2Q15	1Q15	2Q14	2Q15 vs 1Q15	2Q15 vs 2Q14

Net interest income	$1,045	$1,038	$973	$7	$72
Noninterest income	$590	$488	$541	$102	$49
Provision for credit losses	$45	$49	$4	$(4)	$41
Noninterest expense	$1,210	$1,158	$1,155	$52	$55
Earnings	$241	$202	$225	$39	$16

In billions
Average loans	$64.3	$65.1	$66.4	$(.8)	$(2.1)
Average deposits	$145.3	$141.6	$137.5	$3.7	$7.8

Retail Banking earnings for the second quarter of 2015 increased in both comparisons. Net interest income increased compared with the second quarter of 2014 as a result of the benefit from enhancements to PNC’s funds transfer pricing methodology in first quarter 2015. Noninterest income included gains on sales of Visa Class B common shares of $79 million in the second quarter of 2015 and $54 million in the second quarter of 2014. Noninterest income, excluding the Visa gains, increased $23 million and $24 million over first quarter 2015 and second quarter 2014, respectively. Strong fee income growth resulted from higher consumer service fees, including brokerage. Seasonally higher volumes contributed to the linked quarter increase, and changes to product offerings had a positive impact on the prior year quarter comparison. Provision for credit losses increased compared with second quarter 2014 as the relative pace of credit quality improvement slowed. Noninterest expense increased in both comparisons due to higher compensation expense and processing costs driven by sales growth and higher customer activity and, in the comparison with second quarter 2014, increased investments in technology.

•	Retail Banking continued to focus on the strategic priority of transforming the customer experience through transaction migration, branch network transformation and multi-channel sales strategies.

–	Approximately 52 percent of consumer customers used non-teller channels for the majority of their transactions during the second quarter of 2015 compared with 50 percent for the first quarter and 45 percent for the second quarter of 2014.

–	Deposit transactions via ATM and mobile channels increased to 42 percent of total deposit transactions in second quarter 2015 compared with 40 percent for the first quarter and 33 percent for the second quarter of 2014.

–	Integral to PNC’s retail branch transformation strategy, more than 300 branches operate under the universal model designed to drive higher ATM and mobile deposits and enhance sales opportunities for branch personnel. During the second quarter of 2015, the total branch network was reduced by 16 branches and the ATM network was increased by 126. PNC had a network of 2,644 branches and 8,880 ATMs at June 30, 2015.

–	As part of Retail Banking’s transformation and multi-channel sales strategy, PNC’s proactive customer appointment setting model was rolled out to all markets.

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 11

•	Average transaction deposits grew $3.6 billion, or 3 percent, over the first quarter and $8.6 billion, or 8 percent, over the second quarter of 2014 reflecting growth in consumer money market and demand deposits. Average savings deposits increased $.7 billion over the first quarter and $1.8 billion over second quarter 2014, while average certificates of deposit decreased $.6 billion and $2.6 billion, respectively, due to net runoff of maturing accounts.

•	Average loans decreased from the first quarter primarily driven by declines in home equity and education loans. Average loans decreased 3 percent compared with the second quarter of 2014 as growth in automobile and credit card loans was more than offset by lower home equity, education and commercial loans.

•	Net charge-offs for the second quarter of 2015 were $86 million compared with $99 million in the first quarter and $116 million in the second quarter of 2014. The decrease from first quarter reflected improved credit quality across consumer portfolios. In the comparison with second quarter 2014, credit quality improved primarily in the home equity and commercial loan portfolios.

Corporate & Institutional Banking				Change	Change
				2Q15 vs	2Q15 vs
In millions	2Q15	1Q15	2Q14	1Q15	2Q14

Net interest income	$871	$855	$921	$16	$(50)
Corporate service fees	$341	$310	$312	$31	$29
Other noninterest income	$151	$119	$115	$32	$36
Provision for credit losses	$20	$17	$103	$3	$(83)
Noninterest expense	$547	$514	$504	$33	$43
Earnings	$508	$482	$470	$26	$38

In billions
Average loans	$116.1	$115.1	$107.2	$1.0	$8.9
Average deposits	$79.0	$78.6	$70.4	$.4	$8.6
Commercial loan servicing portfolio Quarter end	$436	$390	$353	$46	$83

Corporate & Institutional Banking earnings for the second quarter of 2015 increased in both comparisons. Net interest income decreased compared with the second quarter of 2014 reflecting enhancements to PNC’s funds transfer pricing methodology in the first quarter of 2015. Corporate service fees increased in both comparisons primarily attributable to higher treasury management and capital markets advisory fees. Other noninterest income increased in both comparisons principally as a result of higher revenue associated with multifamily loans originated for sale to agencies and higher revenue associated with credit valuations for customer-related derivatives activities. Provision for credit losses decreased from the second quarter of 2014 largely reflecting improved credit quality. Noninterest expense increased in both comparisons due to asset writedowns, investments in technology and infrastructure, and higher variable compensation costs associated with business activity.

•	Average loans increased 1 percent over the first quarter and 8 percent over the second quarter of 2014 primarily due to growth in commercial lending in PNC’s corporate banking, real estate and business credit businesses.

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 12

•	Average deposits increased 12 percent over the second quarter of 2014 driven by business growth and inflows into demand and money market deposits.

•	Charge-offs in the second quarter of 2015 were in a net recovery position of $19 million, primarily related to large commercial credit recoveries, compared with a net recovery position of $1 million in the first quarter and net charge-offs of $15 million in the second quarter of 2014.

Asset Management Group				Change	Change
				2Q15 vs	2Q15 vs
In millions	2Q15	1Q15	2Q14	1Q15	2Q14

Net interest income	$71	$73	$72	$(2)	$(1)
Noninterest income	$243	$208	$207	$35	$36
Provision for credit losses (benefit)	$1	$12	$(6)	$(11)	$7
Noninterest expense	$215	$210	$202	$5	$13
Earnings	$62	$37	$53	$25	$9

In billions
Client assets under administration Quarter end	$262	$265	$257	$(3)	$5
Average loans	$7.5	$7.4	$7.2	$.1	$.3
Average deposits	$10.9	$10.7	$9.5	$.2	$1.4

Asset Management Group earnings for the second quarter of 2015 increased compared with the first quarter and the second quarter of 2014. Noninterest income increased in both comparisons primarily as a result of a $30 million trust settlement as well as stronger equity markets and new sales production. Noninterest expense increased in both comparisons principally due to higher compensation costs related to driving business growth, and investments in technology.

•	Asset Management Group continued to focus on driving growth through sales sourced from other PNC lines of business, maximizing front line productivity and optimizing market presence including additions to staff in high opportunity markets. Its business strategies primarily focus on growing client assets under management, building retirement capabilities and expanding product solutions for all customers.

•	Client assets under administration at June 30, 2015 included discretionary client assets under management of $134 billion and nondiscretionary client assets under administration of $128 billion.

–	Discretionary client assets under management decreased $2 billion compared with March 31, 2015 primarily attributable to short-term seasonal outflows, and increased $3 billion compared with June 30, 2014 driven by stronger equity markets and new sales production.

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 13

Residential Mortgage Banking				Change	Change
				2Q15 vs	2Q15 vs
In millions	2Q15	1Q15	2Q14	1Q15	2Q14

Net interest income	$30	$30	$37	–	$(7)
Noninterest income	$176	$177	$190	$(1)	$(14)
Provision for credit losses (benefit)	$(2)	$2	$1	$(4)	$(3)
Noninterest expense	$178	$161	$169	$17	$9
Earnings	$19	$28	$36	$(9)	$(17)

In billions
Residential mortgage servicing portfolio Quarter end	$115	$113	$111	$2	$4
Loan origination volume	$2.9	$2.6	$2.6	$.3	$.3

Residential Mortgage Banking earnings for the second quarter of 2015 declined compared with the first quarter of 2015 and second quarter of 2014. Noninterest income in both comparisons reflected higher net hedging gains on residential mortgage servicing rights offset by lower loan sales revenue and lower servicing revenue. Noninterest expense increased in both comparisons driven by higher legal accruals and increased production expense on higher origination volume.

•	The strategic focus of Residential Mortgage Banking is the acquisition of new customers through a retail loan officer sales force with an emphasis on home purchase transactions, competing on the basis of superior service, and leveraging cross-sell opportunities, especially in the bank footprint markets.

•	Loan origination volume in the second quarter of 2015 was $2.9 billion, an increase of 12 percent compared with the first quarter and 14 percent compared with the second quarter of 2014. Approximately 50 percent of second quarter 2015 origination volume was for home purchase transactions compared with 31 percent in the first quarter and 50 percent in the second quarter of 2014.

•	Loan servicing acquisitions were $6.2 billion in the second quarter of 2015, $8.1 billion in the first quarter and none in the second quarter of 2014.

Non-Strategic Assets Portfolio				Change	Change
				2Q15 vs	2Q15 vs
In millions	2Q15	1Q15	2Q14	1Q15	2Q14

Net interest income	$100	$112	$137	$(12)	$(37)
Noninterest income	$9	$9	$10	–	$(1)
Provision for credit losses (benefit)	$(5)	$(31)	$(39)	$26	$34
Noninterest expense	$26	$24	$30	$2	$(4)
Earnings	$56	$81	$99	$(25)	$(43)

In billions
Average loans	$7.6	$8.0	$9.3	$(.4)	$(1.7)

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 14

The Non-Strategic Assets Portfolio consists of non-strategic assets primarily obtained through acquisitions of other companies and includes a consumer portfolio of mainly residential mortgage and brokered home equity loans and lines of credit, and a small commercial/commercial real estate loan and lease portfolio. The business activity of this segment is to manage the liquidation of the portfolios while maximizing the value and mitigating risk.

•	Provision for credit losses was a benefit in each of the three quarters reflecting improving credit metrics.

•	Charge-offs for the second quarter of 2015 were in a net recovery position of $7 million, primarily related to commercial real estate loan recoveries, compared with a small net recovery position for the first quarter and net charge-offs of $10 million for the second quarter of 2014.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 786-5706 or (212) 231-2938 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter 2015 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21770125 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

	Three months ended			Six months ended
Dollars in millions, except per share data	June 30 2015	March 31 2015	June 30 2014	June 30 2015	June 30 2014
Revenue
Net interest income	$2,052	$2,072	$2,129	$4,124	$4,324
Noninterest income	1,814	1,659	1,681	3,473	3,263

Total revenue	3,866	3,731	3,810	7,597	7,587
Noninterest expense	2,366	2,349	2,328	4,715	4,592

Pretax, pre-provision earnings (a)	1,500	1,382	1,482	2,882	2,995
Provision for credit losses	46	54	72	100	166

Income before income taxes and noncontrolling interests	$1,454	$1,328	$1,410	$2,782	$2,829
Net income (b)	$1,044	$1,004	$1,052	$2,048	$2,112
Less:
Net income (loss) attributable to noncontrolling interests	4	1	3	5	1
Preferred stock dividends and discount accretion and redemptions (c)	48	70	48	118	118

Net income attributable to common shareholders	$992	$933	$1,001	$1,925	$1,993
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares		2	3	2	6
Impact of BlackRock earnings per share dilution	5	5	3	10	9

Net income attributable to diluted common shares	$987	$926	$995	$1,913	$1,978
Diluted earnings per common share	$1.88	$1.75	$1.85	$3.63	$3.67
Cash dividends declared per common share	$.51	$.48	$.48	$.99	$.92

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(b)	See page 16 for a reconciliation of business segment income to net income.
(c)	Dividends are payable quarterly other than Series O and Series R preferred stock, which are payable semiannually in different quarters.

TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN

	Three months ended			Six months ended
Dollars in millions	June 30 2015	March 31 2015	June 30 2014	June 30 2015	June 30 2014
Net Interest Income
Core net interest income (a)	$1,941	$1,944	$1,982	$3,885	$4,014
Total purchase accounting accretion
Scheduled accretion net of contractual interest	83	95	112	178	246
Excess cash recoveries	28	33	35	61	64

Total purchase accounting accretion	111	128	147	239	310

Total net interest income	$2,052	$2,072	$2,129	$4,124	$4,324

Net Interest Margin
Core net interest margin (b)	2.59%	2.65%	2.92%	2.63%	2.97%
Purchase accounting accretion impact on net interest margin	.14	.17	.20	.15	.22

Net interest margin	2.73%	2.82%	3.12%	2.78%	3.19%

(a)	We believe that core net interest income, a non-GAAP financial measure, is useful in evaluating the performance of our interest-based activities.
(b)	We believe that core net interest margin, a non-GAAP financial measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. To calculate core net interest margin, net interest margin has been adjusted by annualized purchase accounting accretion divided by average interest-earning assets.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Six months ended
	June 30 2015	March 31 2015	June 30 2014	June 30 2015	June 30 2014
PERFORMANCE RATIOS
Net interest margin (a)	2.73%	2.82%	3.12%	2.78%	3.19%
Noninterest income to total revenue	47	44	44	46	43
Efficiency (b)	61	63	61	62	61
Return on:
Average common shareholders’ equity	9.75	9.32	10.12	9.54	10.24
Average assets	1.19	1.17	1.31	1.18	1.33
BUSINESS SEGMENT INCOME (LOSS) (c) (d)
In millions
Retail Banking	$241	$202	$225	$443	$383
Corporate & Institutional Banking	508	482	470	990	993
Asset Management Group	62	37	53	99	90
Residential Mortgage Banking	19	28	36	47	32
Non-Strategic Assets Portfolio	56	81	99	137	209
Other, including BlackRock (d) (e)	158	174	169	332	405

Total net income	$1,044	$1,004	$1,052	$2,048	$2,112

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended June 30, 2015, March 31, 2015 and June 30, 2014 were $49 million, $49 million and $47 million, respectively. The taxable-equivalent adjustments to net interest income for the first six months of 2015 and 2014 were $98 million and $93 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced. Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors. In the first quarter of 2015, enhancements were made to PNC’s funds transfer pricing methodology primarily for costs related to the new regulatory short-term liquidity standards. The enhancements incorporate an additional charge assigned to assets, including for unfunded loan commitments. Conversely, a higher transfer pricing credit has been assigned to those deposits that are accorded higher value under the regulatory rules for liquidity purposes. These adjustments apply to business segment results, predominantly in Retail Banking and Corporate & Institutional Banking, prospectively beginning with the first quarter of 2015. Prior periods have not been adjusted due to the impracticability of estimating the impact of the change for prior periods.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our second quarter 2015 Form 10-Q will include additional information regarding BlackRock results.
(e)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	June 30 2015	March 31 2015	June 30 2014
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets (a)	$353,945	$350,960	$327,064
Loans (a) (b)	205,153	204,722	200,984
Allowance for loan and lease losses (a)	3,272	3,306	3,453
Interest-earning deposits with banks (a)	33,969	31,198	16,876
Investment securities	61,362	60,768	56,602
Loans held for sale (b)	2,357	2,423	2,228
Goodwill	9,103	9,103	9,074
Mortgage servicing rights	1,558	1,333	1,482
Equity investments (a) (c)	10,531	10,523	10,583
Other assets (a) (b)	24,032	25,538	23,527

Noninterest-bearing deposits	77,369	74,944	71,001
Interest-bearing deposits	162,335	161,559	151,553
Total deposits	239,704	236,503	222,554
Transaction deposits	205,296	202,272	188,489
Borrowed funds (a) (b)	58,276	56,829	49,066
Shareholders’ equity	44,515	45,025	44,205
Common shareholders’ equity	41,066	41,077	40,261
Accumulated other comprehensive income	379	703	881

Book value per common share	$79.64	$78.99	$75.62
Tangible book value per common share (Non-GAAP) (d)	$61.75	$61.21	$58.22
Period end common shares outstanding (millions)	516	520	532
Loans to deposits	86%	87%	90%

CLIENT ASSETS (billions)
Discretionary client assets under management	$134	$136	$131
Nondiscretionary client assets under administration	128	129	126

Total client assets under administration	262	265	257
Brokerage account client assets	44	44	43

Total client assets	$306	$309	$300

CAPITAL RATIOS
Transitional Basel III (e) (f)
Common equity Tier 1	10.6%	10.5%	11.0%
Tier 1 risk-based	12.0	12.0	12.7
Total capital risk-based	14.9	15.0	16.0
Leverage	10.3	10.5	11.2

Pro forma Fully Phased-In Basel III (e)
Common equity Tier 1	10.0%	10.0%	10.0%

Common shareholders’ equity to assets	11.6%	11.7%	12.3%

ASSET QUALITY
Nonperforming loans to total loans	1.10%	1.17%	1.39%
Nonperforming assets to total loans, OREO and foreclosed assets	1.25	1.34	1.57
Nonperforming assets to total assets	.73	.78	.97
Net charge-offs to average loans (for the three months ended) (annualized)	.13	.20	.29
Allowance for loan and lease losses to total loans	1.59	1.61	1.72
Allowance for loan and lease losses to nonperforming loans (g)	145%	137%	123%
Accruing loans past due 90 days or more (in millions)	$914	$988	$1,252
(a)	Amounts include consolidated variable interest entities. Our first quarter 2015 Form 10-Q included, and our second quarter 2015 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets and liabilities for which we have elected the fair value option. Our first quarter 2015 Form 10-Q included, and our second quarter 2015 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	See the Tangible Book Value per Common Share Ratio table on page 19 for additional information.
(e)	The ratios as of June 30, 2015 are estimated. See Capital Ratios discussion on pages 18-19 and in the Banking Regulation and Supervision section of Item 1 Business in our 2014 Form 10-K and in the Consolidated Balance Sheet Review section in our first quarter 2015 Form 10-Q. Our second quarter 2015 Form 10-Q will include additional discussion on these capital ratios.
(f)	Calculated using the regulatory capital methodology applicable to PNC during each period presented.
(g)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As a result of the staggered effective dates of the final U.S. Basel III regulatory capital rules (Basel III rules), as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based ratios in 2015 will be calculated using the standardized approach, effective January 1, 2015, for determining risk-weighted assets, and the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions are phased-in for 2015). We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for 2015 and, for the risk-based ratios, standardized approach risk-weighted assets as the 2015 Transitional Basel III ratios. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures, equity exposures and securitization exposures are generally subject to higher risk weights than other types of exposures.

PNC’s regulatory risk-based capital ratios in 2014 were based on the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions were phased-in for 2014) and Basel I risk-weighted assets (but subject to certain adjustments as defined by the Basel III rules). We refer to the 2014 capital ratios calculated using these phased-in Basel III provisions and Basel I risk-weighted assets as the 2014 Transitional Basel III ratios.

We provide information below regarding PNC’s estimated 2015 and 2014 Transitional Basel III common equity Tier 1 ratios and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 ratio. Under the Basel III rules adopted by the U.S. banking agencies, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule) accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans.

Estimated Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios

	2015 Transitional Basel III		2014 Transitional Basel III	Pro forma Fully Phased-In Basel III
Dollars in millions	June 30 2015	March 31 2015	June 30 2014	June 30 2015	March 31 2015	June 30 2014
Common stock, related surplus and retained earnings, net of treasury stock	$40,688	$40,374	$39,380	$40,688	$40,374	$39,380
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(8,998)	(9,011)	(8,923)	(9,223)	(9,249)	(9,262)
Basel III total threshold deductions	(431)	(414)	(216)	(1,151)	(1,045)	(1,075)
Accumulated other comprehensive income (a)	21	115	115	53	288	576
All other adjustments	(104)	(112)	(5)	(152)	(150)	(74)

Estimated Basel III Common equity Tier 1 capital	$31,176	$30,952	$30,351	$30,215	$30,218	$29,545
Estimated Basel I risk-weighted assets calculated in accordance with transition rules (b)	N/A	N/A	$277,126	N/A	N/A	N/A
Estimated Basel III standardized approach risk-weighted assets (c)	$293,700	$295,114	N/A	$301,619	$302,784	$295,217
Estimated Basel III advanced approaches risk-weighted assets (d)	N/A	N/A	N/A	$287,518	$287,293	$290,063
Estimated Basel III Common equity Tier 1 capital ratio	10.6%	10.5%	11.0%	10.0%	10.0%	10.0%
Risk weight and associated rules utilized	Standardized (with 2015 transition adjustments)		Basel I (with 2014 transition adjustments)	Standardized

(a)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.
(b)	Includes credit and market risk-weighted assets.
(c)	Basel III standardized approach risk-weighted assets were estimated based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(d)	Basel III advanced approaches risk-weighted assets were estimated based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets.

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PNC Reports First Quarter Net Income of $1.0 Billion and $1.75 Diluted EPS – Page 19

PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions. Our Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, the ongoing evolution, validation and regulatory approval of PNC’s models integral to the calculation of advanced approaches risk-weighted assets.

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share Ratio (Non-GAAP)

Dollars in millions, except per share data	June 30 2015	March 31 2015	June 30 2014
Book value per common share	$79.64	$78.99	$75.62
Tangible book value per common share
Common shareholders’ equity	$41,066	$41,077	$40,261
Goodwill and Other Intangible Assets (a)	(9,538)	(9,566)	(9,590)
Deferred tax liabilities on Goodwill and Other Intangible Assets (a)	315	317	327

Tangible common shareholders’ equity	$31,843	$31,828	$30,998
Period-end common shares outstanding (in millions)	516	520	532
Tangible book value per common share (Non-GAAP)	$61.75	$61.21	$58.22

(a)	Excludes the impact from mortgage servicing rights of $1.6 billion at June 30, 2015, $1.3 billion at March 31, 2015, and $1.5 billion at June 30, 2014.

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

–	Actions by the Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the U.S. economic expansion will speed up to an above trend growth rate near 3.2 percent in the second half of 2015, boosted by lower oil/energy prices, and that short-term interest rates and bond yields will rise slowly in the latter half of 2015. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•	PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of PNC’s comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•	PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

•	Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

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PNC Reports Second Quarter Net Income of $1.0 Billion and $1.88 Diluted EPS – Page 21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

–	Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the most recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.

–	Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s current and historical business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•	Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•	Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•	Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2014 Form 10-K and our first quarter 2015 Form 10-Q, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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